Exhibit 10.2

Execution Version

SUPPLY AGREEMENT

dated as of

October 1, 2025

by and between

BIOCRYST PHARMACEUTICALS, INC.,
as Supplier,

and

BIOCRYST IRELAND LIMITED,
as Recipient

i

7.3	Audits	15
7.4	Compliance with Applicable Laws	15

Article VIII STEP IN RIGHTS		16

8.1	Step-In Right	16

Article IX ALLIANCE MANAGERS		17

9.1	Alliance Management	17
9.2	Decision Making of the Alliance Managers	17
9.3	Quarterly Business Reviews (QBR)	17

Article X INTELLECTUAL PROPERTY		17

10.1	Ownership of Intellectual Property	17

Article XI CONFIDENTIALITY		17

11.1	Confidentiality	17
11.2	Product Confidential Information	18
11.3	Terms of Agreement	18
11.4	Government Order	18

Article XII REPRESENTATIONS AND WARRANTIES; COVENANTS		18

12.1	Disclaimer of Representations and Warranties	18
12.2	Other Covenants	19

Article XIII INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE		19

13.1	Indemnity	19
13.2	Indemnification Procedures	19
13.3	Indemnity Payments	20
13.4	Other Indemnities	21
13.5	Limitation of Liability	21
13.6	Insurance	21

Article XIV TERM AND TERMINATION		21

14.1	Term	21
14.2	Termination	22
14.3	Survival	22
14.4	Consequences of Termination	22

Article XV FORCE MAJEURE		23

15.1	Force Majeure	23

Article XVI MISCELLANEOUS		23

16.1	Order of Precedence	23

ii

16.2	Relationship of Parties	23
16.3	Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial	23
16.4	Entire Agreement	24
16.5	No Third Party Beneficiaries	24
16.6	Expenses	24
16.7	Notices	25
16.8	Assignment	26
16.9	Amendments and Waivers	26
16.10	Severability	26
16.11	Counterparts	26
16.12	Affiliates	26
16.13	No Duplication; No Double Recovery	26
16.14	Construction	27

Exhibit A — Initial Purchase Order
Exhibit B — Forecast Template
Exhibit C — Delivery Location

iii

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), dated as of October 1, 2025 (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Supplier”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (“Recipient”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Supplier, the Recipient and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy, have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”); and

WHEREAS, the Transaction Agreement contemplates that the Supplier and the Recipient will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
 DEFINITIONS

1.1        Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

(a)          “5-Year Forecast” has the meaning set forth in Section 3.1(e).

(b)          “Affected Party” has the meaning set forth in Section 15.1.

(c)          “Agreement” has the meaning set forth in the Preamble.

(d)          “Alliance Manager” has the meaning set forth in Section 9.1.

(e)          “Binding Forecast” has the meaning set forth in Section 3.1(b).

(f)          “Binding Forecast Period” has the meaning set forth in Section 3.1(b).

(g)        “Bulk Product” means finished drug product (capsules or granules) in bulk quantities (not packaged) ready for storage or shipment to a facility to enable the primary and secondary packaging thereof.

(h)         “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

(i)          “Chosen Courts” has the meaning set forth in Section 16.3(c).

(j)         “CMO” means a Third-Party contract manufacturer that Manufactures Bulk Product of the Supplied Products or any component of the Supplied Products by or on behalf of the Supplier or any of its Affiliates for use in the Field for the Territory.

(k)          “Code” has the meaning set forth in Section 5.8(e).

(l)       “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing.  “Commercialize” and “Commercializing” have correlative meanings.

(m)       “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of its Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise.  Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written, contemporaneous evidence, before the Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(n)        “Cost” means the consolidated fully burdened cost incurred by the Supplier and its Affiliates in the Manufacture of Supplied Products calculated in accordance with GAAP, including: (i) direct and indirect cost of materials; (ii) direct labor costs (including wages, salaries (including stock compensations), benefits and statutory contributions for personnel directly or indirectly engaged in the production, handling or delivery of the Supplied Product); (iii) factory overhead (fixed and variable); (iv) operating costs of facilities and equipment (including idle plant capacity); (v) charge for depreciation and repairs and maintenance costs of facilities and equipment; (vi) quality and in-process control costs; (vii) any increases in the supplier index; (viii) total landed costs and (ix) charges for spoilage and scrap, in each case as such costs are determined in accordance with the Supplier’s accounting practices applied on a consistent basis.  For clarity, to the extent that Manufacturing of Supplied Products under this Agreement is performed by one or more CMOs for the Supplier or any of its Affiliates, amounts paid by the Supplier and its Affiliates to such CMOs for such Manufacture will be included, without mark up, in Costs.

(o)          “Defect” means any Supplied Product that materially fails to conform to the Specifications.

(p)          “Delivery Location” has the meaning set forth in Section 4.1(a).

(q)          “Detectable Defect” means a Defect that could have been discovered by a reasonable visual inspection of the Supplied Product at delivery or upon reasonable inspection at the time of Recipient’s receipt of the Supplied Product.

(r)         “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including additional clinical studies commenced after receipt of Regulatory Approval), regulatory affairs, clinical trial regulatory activities and obtaining and maintaining Regulatory Approval.  “Developing” and “Develop” have correlative meanings.

(s)          “Effective Date” has the meaning set forth in the Preamble.

(t)           “EMA” means the European Medicines Agency.

(u)          “Executive Officer” has the meaning set forth in Section 9.2.

(v)          “Exploitation” means to Develop, Manufacture, Commercialize or otherwise use or dispose of.

(w)         “Facility” means each facility that Manufactures any Supplied Product pursuant to the terms hereof.

(x)          “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(y)          “Firm Commitment Period” has the meaning set forth in Section 3.2(a).

(z)          “Force Majeure Event” has the meaning set forth in Section 15.1.

(aa)        “Forecast” has the meaning set forth in Section 3.1(b).

(bb)        “GAAP” means United States generally accepted accounting principles, consistently applied.

(cc)        “Global Brand and Support Agreement” means the Global Brand and Support Agreement, entered into between the Parties, as of October 1, 2025.

(dd)        “Inability to Supply” has the meaning set forth in Section 3.2(e).

(ee)        “Indemnifiable Claim” has the meaning set forth in Section 13.2(a).

(ff)         “Indemnifying Party” has the meaning set forth in Section 13.1.

(gg)        “Indemnitees” has the meaning set forth in Section 13.1.

(hh)        “Indemnity Payment” has the meaning set forth in Section 13.3(a).

(ii)          “Independent Expert” has the meaning set forth in Section 4.2(b)(i).

(jj)          “Initial Purchase Order” has the meaning set forth in Section 3.1(a).

(kk)        “Initial Quarter” has the meaning set forth in Section 3.1(a).

(ll)          “Initial Term” has the meaning set forth in Section 14.1.

(mm)     “Insurance Proceeds” means those monies: (i) received by an insured from a third-party insurance carrier; (ii) paid by a third-party insurance carrier on behalf of the insured; or (iii) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any liability, in each of the foregoing (i)-(iii), net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

(nn)        “IP Licence Agreement” shall mean the Amended and Restated IP Licence Agreement, entered into between the Parties on October 1, 2025.

(oo)        “Interim Period” has the meaning set forth in Section 8.1(c).

(pp)        “Latent Defect” means any Defect in a Supplied Product demonstrated by the Recipient (i) which exists at the time of delivery of the Supplied Product from the Supplier; (ii) which are not discoverable by the Recipient or its subcontractors upon initial inspection of the pallets and tubs delivered hereunder; and (iii) which subsequently become evident after delivery of the Supplied Product.

(qq)       “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(rr)        “Manufacture” means any and all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.  “Manufactured” and “Manufacturing” have correlative meanings.

(ss)      “Marketing Authorization” means any approval, with respect to any jurisdiction, that is necessary for the Commercialization or other Exploitation of a pharmaceutical product in such jurisdiction.  “Marketing Authorization” includes (i) all approvals, product and establishment licenses, registrations or authorizations of any Governmental Authority necessary for the Manufacture, use, storage, importation, export, transport, sale, distribution or placing on the market of a pharmaceutical product in a jurisdiction and (ii) includes any Regulatory Approval and Pricing Approval.

(tt)          “Neopharmed” has the meaning set forth in the Recitals.

(uu)       “New Formulations” means any new or modified formulations of the Orladeyo Product or the Pediatric Product, which new or modified formulations have the same active pharmaceutical ingredient as in the Orladeyo Product or the Pediatric Product, respectively, which active pharmaceutical ingredient is the sole active pharmaceutical ingredient in such product.

(vv)       “Orladeyo Product” means the product known as ORLADEYO® (berotralstat as the sole active pharmaceutical ingredient), and that is the subject of the following Regulatory Approvals as of the Effective Date: (A) EMA: EU/1/21/1544/0001 and EU/1/21/1544/0002, (B) MHRA: PLGB 50680/0001 and (C) Swissmedic: 68464.

(ww)      “Party” has the meaning set forth in the Preamble.

(xx)       “Pediatric Product” means the product for which Regulatory Approval is being sought under pediatric line extension filed in the EMA with procedure number EMA/X/0000268892.

(yy)        “Price” has the meaning set forth in Section 5.1(a).

(zz)     “Pricing Approval” means, in any jurisdiction where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

(aaa)      “Product Confidential Information” has the meaning set forth in Section 11.2.

(bbb)     “Purchase Order” means a written or electronic order form submitted by the Recipient to the Supplier in accordance with the terms of this Agreement to order Supplied Products.

(ccc)      “QBR” has the meaning set forth in Section 9.3.

(ddd)      “Quality Agreement” has the meaning set forth in Section 6.1.

(eee)      “Reasonably Anticipated Cost” has the meaning set forth in Section 5.1(b).

(fff)      “Recall” means (i) if a Governmental Authority issues a request, directive or order for recall or withdrawal of a Supplied Product (a “Mandatory Recall”) or (ii) either Party determines that a Supplied Product in the stream of commerce presents a risk of injury, or deception, to consumers or is defective and that a recall or withdrawal is appropriate (a “Voluntary Recall”).

(ggg)      “Recipient” has the meaning set forth in the Preamble.

(hhh)      “Recipient Pro-Rata Share” has the meaning set forth in Section 3.2(d).

(iii)      “Regulatory Approval” means a Marketing Authorization from a Regulatory Authority in a particular jurisdiction that grants the right to place a pharmaceutical product for sale on a market in such jurisdiction.

(jjj)         “Relevant Party” has the meaning set forth in Section 8.1(c).

(kkk)      “Remaining Supplied Products” has the meaning set forth in Section 14.4(a).

(lll)         “Renewal Term” has the meaning set forth in Section 14.1.

(mmm)   “Reverse Supply Side Letter” means the Reverse Supply Side Letter entered into between the Parties on [•].

(nnn)      “Safety Stock” has the meaning set forth in Section 3.2(d).

(ooo)     “Specifications” means, with respect to a Supplied Product, the technical standards made available to the Recipient for such Supplied Product.

(ppp)      “Step-In Costs” has the meaning set forth in Section 8.2.

(qqq)      “Step-In Determination Date” has the meaning set forth in Section 8.1(c).

(rrr)        “Step-In Notice” has the meaning set forth in Section 8.1(c).

(sss)       “Step-In Right Condition” has the meaning set forth in Section 8.1(c).

(ttt)        “Step-In Rights” has the meaning set forth in Section 8.1(c).

(uuu)     “Supplied Products” means the Bulk Product of (i) the Orladeyo Product and (ii) beginning on the date when the Marketing Authorization for the Pediatric Product for use in the Field is granted in the Territory, the Pediatric Product or any new Formulations of (i) or (ii).

(vvv)      “Supplied Product Packaging” has the meaning set forth in Section 2.3(a).

(www)   “Supplier” has the meaning set forth in the Preamble.

(xxx)    “Supplier CMO Agreement(s)” means any Contract entered into by a CMO, on one hand, and the Supplier or any of its Affiliates, on the other hand, for the Manufacturing of compound or Bulk Product or any component of the Supplied Products by or on behalf of the Supplier or any of its Affiliates for the Territory.

(yyy)      “Supply Invoice” has the meaning set forth in Section 5.2.

(zzz)       “Supply Tax” has the meaning set forth in Section 5.8(a).

(aaaa)     “Swissmedic” means the Swiss Agency for Therapeutic Products.

(bbbb)    “Tax” means all U.S. federal, state, local, non-U.S. or other taxes of any kind (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, employer’s and employee’s national insurance contributions, social security, workers’ compensation or unemployment compensation, customs duties, tariffs, imposts, levies and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

(cccc)     “Term” has the meaning set forth in Section 14.1.

(dddd)    “Territory” means Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Republic of North Macedonia, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland and United Kingdom.

(eeee)     “Third Party” means any Person other than the Supplier, the Recipient and their respective Affiliates.  “Third-Party” has a correlative meaning.

(ffff)       “Third-Party Claim” has the meaning set forth in Section 13.1.

(gggg)   “Third-Party CMO” has the meaning set forth in Section 8.1(c).

(hhhh)    “Transaction Agreement” has the meaning set forth in the Recitals.

(iiii)       “VAT” has the meaning set forth in Section 5.8(a).

(jjjj)       “Withholding” has the meaning set forth in Section 5.8(d).

ARTICLE II
 GENERAL

2.1         Sale and Purchase of Supplied Products.  Subject to the terms and conditions hereof, the Supplier shall Manufacture, or have Manufactured, for the Recipient, and the Recipient shall purchase from the Supplier, such quantities of the Supplied Product(s) as the Recipient may order under any Purchase Order, for Commercialization for use in the Field in the Territory, in accordance with Section 3.2.  The Supplier hereby acknowledges and agrees that it and its Affiliates shall not Manufacture the Supplied Products for any Third Party for such Third Party to distribute such Supplied Product for commercial sale for use in the Field in the Territory during the Term.  Notwithstanding anything to the contrary herein, Manufacturing of the Supplied Products that are New Formulations shall be subject to the terms of the Global Brand and Support Agreement.

2.2       Exclusivity.  The Recipient acknowledges and agrees, during the Term, the Recipient and its Affiliates shall purchase their requirements of Supplied Product(s) exclusively from the Supplier.

2.3          Packaging, Labeling, Shipping.

(a)          The Parties acknowledge and agree that, as between the Parties, notwithstanding anything to the contrary herein, the Recipient, itself or through its Affiliates, shall be solely responsible for primary packaging (including blistering or sachet filling), secondary packaging (cartons and wallets) and labeling the Supplied Product(s) for use in the Field in the Territory (such activities, “Supplied Product Packaging”).

(b)         From the Closing Date through a thirty-six (36) months period, the Supplier shall have the right to request that the Recipient provide and distribute finished Supplied Products for Commercialization in Turkey (or any other territories as specified by the Supplier), on terms and conditions substantially similar to the terms and conditions set forth in this Agreement, as set forth in the Reverse Supply Side Letter.

2.4         Use of Contractors.  Subject to the terms of this Agreement, the Supplier shall have the right to engage (and has already engaged) CMOs to Manufacture the Supplied Products and contractors to otherwise fulfill its obligations under this Agreement.  For the avoidance of doubt, the Recipient may engage contractors to complete the primary and/or secondary packaging and labeling of the Supplied Product in its sole discretion.

ARTICLE III
FORECASTS AND ORDERING

3.1          Forecasts.

(a)         The Recipient has provided the Supplier with a Purchase Order for the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date occurs (the “Initial Quarter”) (such Purchase Order, an “Initial Purchase Order”), which Purchase Order is attached as Exhibit A. Subject to the terms hereof, the Supplier shall supply the quantities of Supplied Products set forth on the Initial Purchase Order for each Supplied Product in accordance with the delivery schedule set forth therein.

(b)         Beginning with the last month of the Initial Quarter, no later than the fifteenth (15th) day of each calendar month, the Recipient shall submit to the Supplier a good faith, non-binding (except for the Binding Forecast Period), forecast, in the same form as Exhibit B, identifying, at a minimum, the number of full bulk batches of Supplied Product that the Recipient reasonably estimates it will order each month in the eighteen (18)-calendar month period immediately thereafter (“Forecast”). Subject to the terms and conditions of this Agreement, the first six (6) months (the “Binding Forecast Period”) of each Forecast shall be binding (each such portion of a Forecast, the “Binding Forecast”) on the Supplier and the Recipient and Recipient shall be required to order and purchase, and the Supplier shall be required to sell, the quantities of full bulk batches set forth in the Binding Forecast for the corresponding calendar months.

(c)          In the event the Supplier believes it may not be able to meet the requirements of any Forecast, due to CMO capacity or otherwise, the Supplier shall notify the Recipient within twenty (20) Business Days of receipt of such Forecast, and the Parties shall cooperate and agree in good faith appropriate changes to the Forecast.

(d)          Supplier shall consider in good faith any changes to the Forecast requested by Recipient.

(e)         In addition to the foregoing, on January twentieth (20th) of each calendar year, the Recipient shall submit to the Supplier a good-faith, non-binding, rolling forecast identifying the full bulk batch quantities that the Recipient reasonably estimates it will order each month in the five (5) years thereafter (“5-Year Forecast”).

(f)          The Forecast and the 5-Year Forecast shall be discussed every three (3) months at the QBR (as set forth below) to ensure the Supplier can sufficiently support Recipient’s demand.

3.2         Purchase Orders.

(a)         The amounts set forth in each Binding Forecast shall be reflected in a Purchase Order that is provided by Recipient to Supplier with the corresponding Forecast in accordance with the terms hereof.  The Parties acknowledge and agree that the actual yield of Supplied Product for each full batch delivered hereunder will have less than the theoretical yield therefor (which, as of the Effective Date is one hundred ninety thousand (190,000) capsules for the Orladeyo Product) and the Recipient shall only be invoiced and required to pay for the actual yield for each full batch of Supplied Products delivered to the Recipient for each Purchase Order.  As soon as a Purchase Order is submitted by the Recipient to the Supplier, subject to the terms of this Agreement, such Purchase Order is binding on the Recipient and the Supplier and the Recipient and the Supplier cannot amend or withdraw such Purchase Order unless otherwise agreed upon in writing.

(b)         The delivery date(s) specified in each Purchase Order shall be not less than six (6) months after the date that such Purchase Order is submitted to the Recipient and if the quantities of each Supplied Product set forth in a Purchase Order are ten percent (10%) less than or more than the quantities of such Supplied Product specified for the relevant time period in the Forecast submitted to the Supplier by the Recipient immediately prior to delivery of such Purchase Order, then the Parties shall negotiate any additional terms and conditions as required in good faith.

(c)         Upon receipt of a Purchase Order which complies with the terms hereof (including Section 3.2(a) and Section 3.2(b)), subject to the Supplier’s obligations in Section 3.2(e) and Section 3.2(f) the Supplier shall accept such Purchase Order; provided that the Supplier may refuse to accept a Purchase Order if it has commercially reasonable grounds to refuse such Purchase Order (which commercially reasonable grounds shall include availability of the Supplied Product, the timing of desired delivery and any other terms of a Supplier CMO Agreement that could impact the Supplier’s ability to Manufacture the Supplied Products hereunder) which, in such case, the Supplier shall provide prompt written notice to the Recipient as soon as reasonably possible, and in any event within ten (10) Business Days of receipt of such Purchase Order, stating the grounds for such refusal.  Where the Supplier is obligated to accept terms from the applicable CMO other than as set out in a Purchase Order, including with respect to delivery dates, alternative delivery dates, the Parties shall consult and cooperate with each other in order to allow the Supplier and such CMO to agree on reasonable alternative delivery date(s).

(d)        The Supplier shall maintain a safety stock of Supplied Product in its global inventory sufficient to satisfy in all material respects the Recipient’s estimated requirement for the Supplied Product in the last four (4) months of any eighteen (18) month Forecast provided to the Supplier pursuant to Section 3.1(b) (the “Safety Stock”).  For clarity, the Safety Stock shall be owned and maintained by Supplier and shall be considered part of Supplier’s global inventory of the Supplied Product that is not specifically dedicated to Recipient.  If at any time during the Term, fulfillment of a Purchase Order by Purchaser requires the Supplied Product to be sourced from the Safety Stock and Supplier has a concomitant need to source Supplied Product from the Safety Stock for requirements outside the Territory, or there is otherwise a shortage and Supplier must allocate available Supplied Products amongst itself, the Recipient and/or one or more third parties, Supplier shall allocate to the Supplied Products to the Recipient, the Supplier and its Affiliates and any such other third parties, on a pro rata basis, based on the average amount of Supplied Products allocated to such Persons during the twelve (12) month period preceding such allocation determination, according to the most recent data available on total annual capsules of the Supplied Product (such pro-rata share, the “Recipient Pro-Rata Share”).

(e)        The Supplier shall fulfill each Purchase Order, subject to the terms and conditions of this Agreement.  The Supplier shall provide prompt notice to the Recipient if the Supplier determines or receives notice from one or more of its CMOs that any Manufacturing of the Supplied Product will be delayed or canceled for any reason in a manner that would materially adversely impact delivery of Supplied Products to Recipient in accordance with the terms of this Agreement.  If limitations (howsoever arising) on the CMO’s ability to Manufacture the Supplied Products mean that the Supplier is unable, or anticipates that it will be unable, to supply, in whole or in part, the Supplied Product to Recipient in a manner consistent with its obligations under this Agreement, whether or not while also meeting the Supplier’s own requirements for that Supplied Product (an “Inability to Supply”), the Supplier shall notify the Recipient of the Inability to Supply promptly upon discovery of the same by the Supplier, including the underlying reasons for the Inability to Supply, proposed remedial measures and the amount of Supplied Product to be allocated to the Recipient; provided that the Supplier shall use reasonable endeavors to supply the Recipient Pro-Rata Share of the Supplied Products to the Recipient.  Subject to its compliance with this Section 3.2(f) (including the Supplier’s obligation to provide the Recipient Pro-Rata Share), an Inability to Supply shall not be considered a breach of this Agreement.

(f)          No terms and conditions contained in any Purchase Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein, except as otherwise agreed upon in writing by the Parties.  In the event that the terms of any Purchase Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party are not consistent with this Agreement, the terms of this Agreement shall prevail except as otherwise agreed in writing by the Parties.

3.3        Batch Sizes.  All Supplied Products ordered by the Recipient pursuant to a Purchase Order shall reflect the number of full bulk batches (not packaged) of such Supplied Products being ordered.  For the avoidance of doubt, the Supplier will not accept any partial bulk batch orders and if any Purchase Orders include a partial bulk batch order, then the Supplier shall have no obligation to fill such partial bulk batch portion of the Purchase Order.

3.4        Failure to Order Sufficient Quantities.  If the Recipient fails to place a Purchase Order in accordance with this Agreement for sufficient quantities to satisfy the amounts set forth in the most recent Forecasts for the Binding Forecast Period, the Supplier may issue an invoice to the Recipient for the amount of such shortfall in amount of Supplied Products set forth in the Forecast for the Binding Forecast Period.

3.5       Supplier CMO Agreements.  The Parties acknowledge and agree that the terms and conditions herein have been drafted in an effort to allow the Supplier to Manufacture Supplied Products for the Recipient, including by providing necessary lead times to obtain Supplied Products from the Supplier CMO Agreements.  In the event that the Supplier determines that, as a result of any Supplier CMO Agreement, any terms herein do not provide sufficient lead time or otherwise do not allow for Manufacture of Supplied Products for the Recipient in accordance with the terms hereof, the Supplier shall promptly notify the Recipient in writing and the Parties shall cooperate in good faith to revise this Agreement to address such issues.

ARTICLE IV
SHIPPING AND DELIVERY

4.1          Shipment and Delivery.

(a)         Upon the Supplier’s acceptance of a Purchase Order, the Supplier will deliver the Supplied Product FCA to the location set forth on Exhibit C (“Delivery Location”).  For clarity, the Supplier shall have no right to alter the Delivery Location without the Recipient’s prior written consent.  Subject to the terms of this Agreement, the Supplier shall use commercially reasonable efforts to deliver Supplied Products to the Recipient on the requested delivery dates specified in the Purchase Order or such other delivery date agreed upon in writing by the Parties.  Title and risk of loss for the Supplied Product shall pass to the Recipient upon delivery to the Delivery Location.  The Recipient shall bear all costs associated with transporting the Supplied Product within the Territory.

(b)         The Supplier shall provide the Supplied Product to the Recipient, at the time of delivery, in accordance with the Specifications and in accordance with the Quality Agreement.  The Supplier shall be entitled to modify the Specifications, Manufacturing and testing processes employed with regard to the Manufacture of the Supplied Product from time to time and the Supplier shall inform the Recipient in writing of any planned changes to the Specifications or other changes of which the Supplier has knowledge that, or the Supplier reasonably believes is likely to affect the Marketing Authorization for the applicable Supplied Product for use in the Field in the Territory.  Implementation of any such proposed changes shall be subject to the terms of the Quality Agreement.  Subject to any obligations in the Global Brand and Support Agreement, any and all costs and expenses resulting from seeking approval for such changes and amendments to such a Marketing Authorization will be the sole responsibility of the Recipient.

(c)         Without limiting the Supplier’s rights and remedies hereunder and under applicable Law, the Supplier shall have the right to suspend delivery of Supplied Products during any period in which the Recipient has not paid any undisputed amount due to the Supplier for any previous delivery made in accordance with the terms and conditions of this Agreement.

4.2         Acceptance and Inspection.

(a)         The Recipient shall conduct an inspection of the pallets and tubs containing Supplied Product no later than five (5) Business Days after receipt of Supplied Product and in the event of a Detectable Defect, the Recipient will notify the Supplier promptly (but in no event later than twenty (20) Business Days) after identifying such Detectable Defect.  In the event a Defect in a Supplied Product is a Latent Defect, the Recipient shall make all claims for such Latent Defects within fifteen (15) days upon discovery of such Latent Defect.  All notifications of any Defect will include details of the Defect and reasonable documentation demonstrating such Defect.

(b)          Following notification from the Recipient pursuant to Section 4.2(a):

(i)          If the Supplier disagrees in good faith with the Recipient’s allegation of a Defect, the Supplier shall so notify the Recipient in writing as promptly as reasonably practicable after receipt of the Recipient’s notice of rejection, and shall promptly retain a reputable independent laboratory, reasonably acceptable to the Recipient (an “Independent Expert”), which shall analyze a sample of such Supplied Products to determine whether such Defect exists.  Both Parties shall cooperate with the Independent Expert’s reasonable requests for assistance in connection with its analysis and shall be bound by the Independent Expert’s results, which, absent manifest error, shall be deemed final as to the existence or absence of such Defect; provided that if such results are inconclusive, such Defect shall be deemed to not exist.  The costs and expenses of such analysis shall be (1) shared equally by the Supplier and the Recipient if such results are inconclusive, (2) paid by the Recipient if the Defect is not found or (3) paid by the Supplier if the Defect is found.

(ii)         If the Supplier accepts the Recipient’s claim of a Defect as valid or in the event that the Independent Expert decides in favor of the Recipient’s claim of a Defect, the Supplier shall replace the Supplied Product with the Defect at its own cost.  Upon the Supplier’s request, the Recipient shall, at the Supplier’s sole cost and expense, return or destroy all Supplied Products that have a Defect.

(iii)        The Recipient may not sell or distribute any Supplied Product with any Defects.

(c)        Notwithstanding anything herein to the contrary, the Supplier shall have no liability for damage or other defects to the Supplied Product occurring after delivery to the Recipient in accordance with the terms of this Agreement.  Except as provided in this Section 4.2, the Recipient shall have no right to refuse to take possession of, or to return, Supplied Product.  This Section 4.2 shall be the Recipient’s sole and exclusive remedy in the event of any Defect.

4.3       Storage, Handling and Transport of Supplied Product.  Without limiting Section 4.1 and Section 4.2, the Recipient shall store, handle and transport the Supplied Product in compliance with all reasonable written instructions of the Supplier provided in advance to the Recipient, the Quality Agreement and all applicable Laws.  The Recipient shall (a) obtain all equipment, Facilities and personnel necessary to store, handle and transport the Supplied Products in accordance with the terms hereof and all applicable Laws; (b) have sufficient insurance to protect the Supplied Product against loss; and (c) pay all other costs and expenses in connection therewith.  If the Recipient refuses to take delivery or possession of a Supplied Product supplied for delivery in accordance with this Agreement, the Recipient shall reimburse the Supplier for any resulting storage, warehousing, handling, transportation or other reasonable fees and expenses that the Supplier has incurred arising from such refusal.

4.4        Minimum Hold Time Requirements.  Supplier agrees that, at the time of delivery in accordance with the terms hereof, the Supplied Products supplied under each Purchase Order shall have a hold time of seventy percent (70%) of the hold times approved by Regulatory Authorities for the Bulk Product therefor.  The Parties acknowledge that, as of Effective Date, such hold time is twelve (12 months).

ARTICLE V
PURCHASE PRICE FOR SUPPLIED PRODUCTS

5.1          Price.

(a)        General.  In consideration of the sale of the Supplied Products by the Supplier to the Recipient under the terms and conditions of this Agreement, the Recipient shall pay the Supplier the amount equal to the Cost plus seven percent (7%) (“Price”); provided that for the first twelve (12) months of the Term, the Price shall be as set forth on Exhibit A and for each twelve (12) month period thereafter, the Price shall be the Cost determined in accordance with Section 5.1(b).

(b)        Cost Review and Determination.  Every third (3rd) Calendar Quarter during the Term, the Supplier shall make available to the Recipient the reasonably anticipated Cost to be applied for the sale of Supplied Products for the following calendar year (“Reasonably Anticipated Cost”).  The Recipient acknowledges that the Supplier’s Cost may increase during the Term of the Agreement (including due to the imposition of any economically unreasonable tariffs, customs or import duties or any other economic factors, which results in a material increase in the aggregated Cost such that it is economically unreasonable or unsustainable for the Recipient (as determined in the Recipient’s sole and reasonable discretion)); provided that in the event the Reasonably Anticipated Cost made available to the Recipient has increased by more than five percent (5%) of the Cost in the previous calendar year, the Parties shall work collaboratively to have periodic discussions regarding such increase and the Recipient may recommend solutions to mitigate such costs and the Supplier shall consider such recommendations in good faith.  The Supplier shall make available to the Recipient the actual Price (reflecting any applicable Cost increases) to be applied for the sale of Supplied Products on January 1 of each calendar year (beginning on the first January 1 following the Effective Date).

5.2         Invoices.  The Supplier shall submit invoices (the “Supply Invoices”) to the Recipient for Supplied Products Manufactured hereunder together with shipment of such Supplied Products.  Each such invoice shall specify the then-effective Prices for the applicable Supplied Products.

5.3         Time of Payment.  The Recipient shall pay the amount specified in each Supply Invoice no later than forty-five (45) days from the date of each such invoice; provided that the Recipient shall not be obligated to pay for quantities of invoiced Supplied Products to the extent that the Recipient has rejected such quantities based on a Defect in accordance with Section 4.2 unless and until it is determined (whether pursuant to Section 4.2 or the Recipient so acknowledges in writing) that such Supplied Products do not have such Defect.

5.4        Disputed Payments.  If the Recipient disputes any invoice or other statement of monies due, the Recipient shall immediately notify Supplier in writing.  The Parties shall negotiate in good faith to attempt to resolve the dispute promptly.  Following Recipient’s reasonable request, Supplier shall provide evidence as may be reasonably necessary to verify the disputed invoice or request for payment.  If the Parties have not resolved the dispute within thirty (30) days of the Recipient giving notice to Supplier, the dispute shall be resolved in accordance with Section 16.3.  Where only part of an invoice is disputed, the undisputed amount shall be paid on the due date as set out in Section 5.3.  Unless otherwise determined by the Parties or in accordance with Section 16.3, all resolved payments due that were previously disputed shall be paid within thirty (30) days of resolution.

5.5        Currency and Mode of Payment.  The Recipient shall make all payments to the Supplier required under this Agreement for Supplied Products purchased hereunder by electronic transfer of immediately available U.S. Dollars for those Supplied Products Manufactured in the Territory to a bank account designated from time to time in writing by the Supplier.

5.6         Late Payments.  If any payment due hereunder is not made when due, the Supplier shall notify the Recipient in writing of such non-payment.  The Recipient shall then have a grace period of twenty (20) days from the date of receipt of such notice to cure the non-payment without penalty.  If the payment remains outstanding beyond such grace period, the overdue sum shall accrue interest at the lower of (a) the maximum rate permitted by applicable Law or (b) four percent (4%) per annum.  For clarity, the Recipient’s payment of such interest, and the other terms and conditions set forth in this Section 5.6, shall not preclude or limit the Supplier from exercising any other rights or remedies it may have as a consequence of the lateness of any payment hereunder.

5.7        No Set-off.  The Recipient’s obligation to pay the Purchase Price for any Supplied Products or make any other payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, unless expressly agreed upon by the Parties in writing or in the Transaction Agreement or any of the Transaction Documents.

5.8          Taxes.

(a)        The Purchase Price for Supplied Products are exclusive of any value added tax (“VAT”), general sales, use or service tax, customs or import duty, tariff, impost or other tax or levy imposed by any Governmental Authority on the supply, sale, import, export or use of goods or services pursuant to this Agreement (“Supply Tax”).  When, under any applicable Law, any applicable Supply Tax is imposed, any amount in respect of such Supply Tax shall be paid by the Recipient to the Supplier in addition to and at the same time as such payment is due from the Recipient under this Agreement.

(b)          The Supplier and the Recipient shall reasonably cooperate with each other and use their reasonable best efforts to minimize the Supply Taxes attributable to the transactions contemplated hereby and shall use their best efforts to obtain any certificate or document from, or registration with, any Governmental Authority as may be necessary to mitigate such Taxes.

(c)         The Supplier shall furnish a VAT receipt or invoice to the Recipient in the manner required by Law to allow the Recipient or, as the case may be, any of its Affiliates to recover or recoup such VAT to the extent allowable by Law.

(d)        Any amounts payable by the Recipient to the Supplier pursuant to this Agreement shall not be reduced on account of any Taxes.  The Parties shall cooperate with each other in seeking benefits (including any exemption from, refund of or reduction in taxes) under any double taxation or other similar treaty or agreement from time to time in force which may apply to any such payments.  If any withholding or deduction of or on account of taxes (“Withholding”) is required by applicable law, then the Recipient shall pay an additional amount to the Supplier such that, after Withholding from the payment and such additional amount (including Withholding on additional amounts payable pursuant to this sentence), the Supplier receives the same amount as it would have received from the Recipient absent such Withholding (except to the extent that the Supplier or any of its Affiliates can obtain a refund or credit for such amounts; provided that the Supplier will be reimbursed for any reasonable out of pocket costs incurred in obtaining such a refund or credit).

(e)         The Recipient shall obtain and deliver to the Supplier, on an annual basis and within ninety (90) days of the Supplier’s request to provide, information as reasonably requested by the Supplier and in the Recipient’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the U.S. Internal Revenue Code of 1986 (the “Code”), for the treatment of an appropriate portion of the payments to the Supplier under this Agreement as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Code and the regulations thereunder, or any similar treatment under any successor provision.

ARTICLE VI
 QUALITY CONTROL, RECALLS AND CORRECTIVE ACTIONS

6.1        Quality Agreement.  Promptly (but no later than ninety (90) days) following the Effective Date (and, in any event, prior to the date of the first delivery of Supplied Products to the Recipient hereunder), the Parties shall enter into a quality agreement with respect to the Manufacturing of the Supplied Product for supply to the Recipient as contemplated by this Agreement (the “Quality Agreement”).

6.2         Recalls or Other Corrective Actions.

(a)        To the extent reasonably practicable, the Parties shall consult regarding the diagnosis and assessment of the circumstances leading to any Recall relating to Manufacturing under this Agreement, and each Party shall consider in good faith all information and considerations presented by the other Party.  The Parties recognize that in the case of an urgent safety issue, such advance consultation may not be possible.  Nevertheless, each Party shall reasonably cooperate with the other Party to manage any messaging or communication with Governmental Authorities in connection with any Recall (whether before or after such Recall) and shall provide all reasonably pertinent information.  The Parties shall discuss the decision to initiate any Recall in good faith; provided that in the event of a dispute in respect of a Voluntary Recall, the final decision shall be determined by the JSC, as defined and set forth in the Global Brand and Support Agreement, and in the event of a dispute in respect of a Mandatory Recall, the final decision shall be determined by the Recipient in its capacity as the holder of the Marketing Authorization.

(b)        The Recipient shall be responsible for executing any Recall at its sole cost and expense, except to the extent such Recall is due to the breach of this Agreement, gross negligence, willful misconduct or fraud of the Supplier, in which case, the Supplier shall reimburse the Recipient for all such out-of-pocket costs and expenses directly incurred by the Recipient in executing such Recall.

(c)         Unless required by Law, neither Party may (i) refer to the other Party in any public statement or announcement; or (ii) make any admission of liability on the other Party’s behalf, in each case, in connection with a withdrawal or other Recall, without the other Party’s prior written permission.

6.3      Supplied Product Diversion.  The Parties acknowledge and agree that the Supplier is Manufacturing Supplied Products for the Recipient hereunder solely for Commercialization by Recipient for use in the Field throughout the Territory, and Recipient shall only be permitted to Commercialize the Supplied Products for use in the Field in the Territory and may not Commercialize the Supplied Product outside the Territory or outside of the Field in the Territory.  Without limiting the foregoing, the Recipient hereby agrees to refrain from selling the Supplied Product to any Person if the Recipient has knowledge or reason to believe that such Supplied Product is intended for use or sale outside the Territory or outside the Field within the Territory.  If the Recipient determines that any such diversion is occurring, or receives written notice from the Supplier of the same, then the Recipient will use commercially reasonable efforts to promptly cease delivery of the Supplied Product to the applicable Third Parties, and revenue generated by the Recipient from such sales will be paid by the Recipient to the Supplier.

ARTICLE VII
 GOVERNMENT COMMUNICATIONS AND AUDITS

7.1       Government Communications.  As between the Parties, the Supplier shall be responsible for all communications with Governmental Authorities relating to the Supplier’s Manufacturing activities under this Agreement, including Facility inspections by any Governmental Authority.  The Recipient shall be responsible for all communications with any Governmental Authority concerning its marketing, distribution or sale of Supplied Products in the Territory except to the extent otherwise specified herein or any other Transaction Document.

7.2       Governmental and Regulatory Inspections.  The Supplier shall promptly notify the Recipient in accordance with the terms of this Agreement, of the outcome of each inspection conducted by any Governmental Authority of any Facilities to the extent such inspection directly pertains to the Supplied Product in the Territory.  The Supplier shall provide any supporting documentation that the Recipient reasonably requires in connection with such outcome; provided that the Supplier may redact portions of any of the foregoing that do not specifically relate to Supplied Products in the Territory.  The Recipient shall notify the Supplier within one (1) Business Day of each inspection conducted by a Governmental Authority and the outcome thereof to the extent such inspection directly pertains to the Supplied Products in the Territory.

7.3          Audits.

(a)         Upon at least fourteen (14) days prior written notice to the Supplier, the Recipient shall have the right to engage an independent certified public accounting firm of internationally recognized standing, selected by the Recipient and reasonably acceptable to the Supplier, to have access to the Supplier’s books and records to the extent with respect to the Price to confirm Supplier’s compliance with Section 5.1 and Section 5.2 of this Agreement in respect of any calendar year ending not more than three (3) years prior to the date of such notice (which audits shall be subject to any confidentiality obligations of the Supplier under any Supplier CMO Agreement or other agreement or arrangement, and in such event the Supplier shall reasonably cooperate with Recipient in connection therewith).  The independent certified public accounting firm shall prepare a report based on each such audit, a copy of which shall be sent or otherwise provided to the Parties at the same time.  Such report shall only contain the conclusions of such accounting firm and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment.

(b)         The Recipient shall ensure that each audit conducted pursuant to Section 7.3(a) is conducted during normal business hours in a manner designed to minimize disruption to the Supplier’s operations and upon Supplier’s request, the Recipient shall cause the independent accounting firm to enter into a confidentiality and non-use agreement, the terms of which are reasonably acceptable to the Supplier.  Audits under Section 7.3(a) are limited to one (1) per calendar year.

(c)          If any audit conducted by the Recipient under Section 7.3(a) reveals an overpayment of two and one half percent (2.5%) or more of the amount actually due to the Supplier for the period covered by the audit, the Supplier shall bear the cost and expense of such audit and shall promptly refund the overpaid amount to the Recipient.

(d)         For the avoidance of doubt, the audit rights in this Section 7.3 shall not preclude either Party from exercising any audit rights permitted under any other Transaction Document or as otherwise required by Law.  Notwithstanding the foregoing, all audits relating to compliance with GxP requirements, including with respect to the scope and frequency of such audits, shall be governed by the terms set forth in the Quality Agreement.  In the event of any conflict between this Section 7.3 and the Quality Agreement, the Quality Agreement shall control.

7.4         Compliance with Applicable Laws.  For clarity, nothing in this Article VII is intended to limit, alter or restrict a Party’s reporting obligations under applicable Laws.

ARTICLE VIII
 STEP IN RIGHTS

8.1         Step-In Right.  In the event:

(a)         the Supplier reasonably believes in good faith that it will be unable to supply the Recipient with the Supplied Product within six (6) months of the date set forth for delivery on a given Purchase Order, or Supplier fails to supply the Supplied Product to Recipient within six (6) months of the date set forth for delivery on a given Purchase Order, in each case, in a manner consistent with its obligations under this Agreement;

(b)        the Supplier determines in good faith that in twenty four (24) months from the date of such determination it will no longer supply one or more Supplied Products to the Recipient hereunder; or

(c)        commencing on the third (3rd) anniversary of the Effective Date, either (i) the average Cost of a Supplied Product has increased by more than fifty precent (50%) of the Price as set forth on Exhibit A or (ii) the Recipient identifies a reputable third-party CMO (“Third-Party CMO”) that is able (including with respect to capacity) to supply Supplied Products to the Recipient at a fully burdened cost that is more than ten percent (10%) less than the Cost of such Supplied Product at the applicable time (each of (a) and (c), a “Step-In Right Condition”) (such date set forth on the Purchase Order or such date of determination or result, the “Step-In Determination Date”), the Supplier, in respect of (a) or (b) or the Recipient, in respect of (a) or (c) (such Party, the “Relevant Party”) shall notify the other Party in writing (“Step-In Notice”) and the Parties shall work together in good faith to identify a plan to remediate such anticipated failure, including that the Supplier shall reasonably consider in good faith any recommendations made by the Recipient, including any new CMO contractual arrangements or other manufacturing workarounds that the Recipient suggests, as applicable.  The Parties acknowledge that from the Step-In Determination Date until the day when the Recipient on its own or through a Third-Party CMO (subject to the Supplier’s prior written approval not to be unreasonably withheld, conditioned or delayed), is able to Manufacture the Supplied Product for the Recipient (the “Step-In Rights”) (such period, the “Interim Period”), (i) the Recipient shall use its commercially reasonable endeavors to identify, engage, and qualify a Third-Party CMO as soon as practicable, (ii) the Supplier shall continue to supply the Supplied Products to the Recipient; provided that in the event that the Supplier is unable to supply the full quantity of Supplied Products set out in the Purchase Orders in accordance with the terms hereof, it shall supply the Recipient Pro-Rata Share to the Recipient, (iii) the Supplier shall provide all reasonably requested technical assistance, data, documentation, and other pertinent information, in each case to the extent necessary or reasonably required by the Recipient to enable the Recipient to engage and qualify a reputable Third-Party CMO; provided that the Recipient shall reimburse the Supplier and its Affiliates for all internal and out-of-pocket costs and expenses incurred in connection therewith.  The Recipient’s exercise of Step-In Rights or decision not to exercise Step-In Rights shall not constitute a waiver of any rights or remedies available to either Party under this Agreement (including, with respect to the Recipient, its rights under Section 3.2(f)) or applicable Law.

ARTICLE IX
ALLIANCE MANAGERS

9.1        Alliance Management.  The Parties acknowledge and agree that it would be beneficial for each Party to have a representative with a general understanding of the Manufacturing of the Supplied Product in the Territory to act as an alliance manager (the “Alliance Manager”) and will appoint one (1) such Alliance Manager with the requisite experience and authority to fulfill its obligations hereunder after the Effective Date.  The Alliance Managers will serve as a primary point of contact within each Party with responsibility for overseeing and facilitating communication and collaboration between the Parties with respect to this Agreement.  The Alliance Managers will work together to facilitate clear and responsive communication between the Parties and the effective exchange of communication, and manage and facilitate the resolution (in accordance with the terms of this Agreement) of business issues between the Parties that arise in connection with this Agreement.  Notwithstanding any provision of this Agreement to the contrary, neither any Alliance Manager acting individually, nor the Alliance Managers acting collectively, shall have the authority to modify or deviate from the terms of this Agreement or declare a default or breach of, or waive any right under, this Agreement by a Party.

9.2        Decision Making of the Alliance Managers.  The Alliance Managers shall attempt to make decisions by consensus.  In the event the Alliance Managers cannot reach consensus on any matter, the dispute shall be referred to the head of each Party’s supply chain or marketing group or global regulatory group or general manager, as appropriate based on the subject matter of the dispute (each, an “Executive Officer”).  In the event the Executive Officers do not resolve such dispute within thirty (30) days of referral to the Executive Officers, then the matter should be resolved in accordance with Section 16.3 of the Agreement.

9.3        Quarterly Business Reviews (QBR).  The Alliance Managers, together with a designated representative from each Party possessing cross-functional expertise relevant to this Agreement — including, but not limited to, procurement, supply chain and quality — shall convene at least once per Calendar Quarter during the Term (“QBR”).  The purpose of each QBR will be to review and discuss matters relating to the Supplied Product, including overall business performance, supply metrics, quality assessments, new SKUs or product launch plans, logistics and any other pertinent topics.  QBRs may be conducted in person, via videoconference, or by teleconference.  Each Party shall be responsible for its own costs and expenses associated with participation in the QBRs.

ARTICLE X
INTELLECTUAL PROPERTY

10.1     Ownership of Intellectual Property.  Except as expressly set forth herein, all rights to Intellectual Property and Confidential Information are and will remain the exclusive property of the Party who originated those rights, and neither Party grants under this Agreement, and each Party acknowledges that it will have no rights in, any of the Intellectual Property and Confidential Information of the other Party (other than as set forth in any of the Transaction Documents).  All applicable rights to any Intellectual Property and Confidential Information developed by or on behalf of either Party after the Effective Date, independently of the other Party and without reference to the Intellectual Property or Confidential Information of the other Party, shall remain the exclusive property of the Party who originated those rights.  For clarity, nothing in this Section 10.1 is intended to alter or limit the Parties’ rights under the other Transaction Documents with respect to Intellectual Property and Confidential Information.

ARTICLE XI
 CONFIDENTIALITY

11.1       Confidentiality.  The Receiving Party agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Receiving Party except that the Receiving Party may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third-Party service providers to the extent necessary to enable the Receiving Party to perform its obligations or exercise its rights under this Agreement; provided that the Receiving Party shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality no less protective than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge or notice of any actual or potential breach of such obligations by any such Affiliates and Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such confidentiality obligations.  The Receiving Party further agrees (i) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (ii) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

11.2       Product Confidential Information.  Notwithstanding anything to the contrary herein, all Confidential Information exclusively related to the Supplied Product (“Product Confidential Information”) shall be deemed the Confidential Information of the Supplier; provided that if such Product Confidential Information is exclusively related to the use of the Supplied Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Supplier and the Recipient; provided, further, that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Recipient.

11.3       Terms of Agreement.  Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise permitted under this Agreement.

11.4      Government Order.  If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to and use diligent and commercially reasonable efforts, and reasonably cooperate with the Disclosing Party, to obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

ARTICLE XII
 REPRESENTATIONS AND WARRANTIES; COVENANTS

12.1      Disclaimer of Representations and Warranties.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT OR OTHER VIOLATION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE FOREGOING, THE SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE SUPPLIED PRODUCTS, AND THE RECIPIENT ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

12.2       Other Covenants.

(a)         Except as otherwise provided herein and as otherwise set forth in the Global Brand and Support Agreement, each Party shall obtain and maintain, and shall use commercially reasonable efforts to ensure that its Affiliates and Third-Party service providers (including any CMOs) obtain and maintain, in full force and effect for the duration of the Term all necessary licenses, permits and other authorizations required by all applicable Laws to carry out its obligations under this Agreement.  Each Party shall comply with all Laws applicable to its activities under this Agreement.  The Parties will reasonably cooperate with each other with respect to the foregoing, including by providing the other Party with such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws.

(b)         Without limiting either Party’s obligations under the Global Brand and Support Agreement, the Recipient shall cooperate with the Supplier and its Affiliates, and use commercially reasonable efforts, to support the Manufacturing and other activities taken under this Agreement and the Supplier CMO Agreements in a timely manner as may be necessary or useful for the Supplier and its Affiliates to fulfill the Supplier’s and its Affiliates’ obligations under the Supplier CMO Agreements in respect of the Manufacture of the Supplied Products to the Recipient under such Supplier CMO Agreements, including (i) responding promptly to the Supplier requests; (ii) making and communicating decisions as requested, acting reasonably; (iii) supplying any reasonably requested information, documentation, data or materials in the control of the Recipient and its Affiliates; and (iv) providing or approving, prior to the procurement of applicable components, all artwork, advertising and information.

(c)        Throughout this Agreement, where the Supplier has an obligation to use commercially reasonable efforts to achieve any outcome in respect of or through a CMO, the Supplier shall use commercially reasonable efforts (which shall not require any additional payments or to commence or pursue any litigation or arbitration) and shall keep the Recipient reasonably informed regarding the status of such efforts and the success or lack of success thereof.

(d)        The Parties acknowledge and agree to comply with the terms of the Global Brand and Support Agreement that relate to the Manufacturing of Supplied Products.

ARTICLE XIII
INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

13.1      Indemnity.  Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by any of the Indemnitees in connection with any Action brought by a Third Party (“Third-Party Claim”) to the extent arising out of, relating to or resulting from any (a) gross negligence or willful misconduct by the Indemnifying Party, any of its Affiliates, agents or subcontractors in the performance of this Agreement, (b) material breach by the Indemnifying Party of this Agreement or (c) in the case of Recipient as the Indemnifying Party, Commercialization by or on behalf of Recipient of the Supplied Products and its exercise of its rights granted to it hereunder in the Field in the Territory; provided that the foregoing shall be subject to Section 13.3 of the Agreement.

13.2       Indemnification Procedures.

(a)        If any of the Indemnitees receives notice or otherwise learns of a Third-Party Claim with respect to which the Indemnifying Party may be obligated to provide indemnification pursuant to Section 13.1 (any such Third-Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim.  Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with all relevant documentation in connection with the Indemnifiable Claim.  Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 13.2(a) shall not relieve the Indemnifying Party of its obligations under Section 13.1 or this Section 13.2, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

(b)       The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel.  Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 13.2(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense.  If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

(c)         If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 13.2(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party.  Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

(d)         Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed).  Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 16.3.

13.3       Indemnity Payments.

(a)         The Parties intend that any Loss subject to indemnification or reimbursement pursuant to Section 13.1 will be net of Insurance Proceeds that actually reduce the amount of the Loss.  Accordingly, the amount which is required to pay to any Indemnitee will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)        An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

13.4       Other Indemnities.  For clarity, this Article XIII shall in no way limit any rights or obligations with respect to indemnification pursuant to the Transaction Agreement or the Transaction Documents.

13.5        Limitation of Liability.

(a)       NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER THE TRANSACTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.1 OR A PARTY’S BREACH OF ARTICLE VI NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

(b)        IN ADDITION TO THE FOREGOING, NEITHER PARTY’S LIABILITY TO THE OTHER PARTY HEREUNDER (INCLUDING ANY AMOUNTS THAT ARE RECOVERED THROUGH SUCH PARTY’S INSURANCE POLICY) SHALL EXCEED THE AMOUNT EQUAL TO THE AGGREGATE AMOUNT PAYABLE BY THE RECIPIENT TO THE SUPPLIER HEREUNDER OVER THE TWELVE (12) MONTHS (OR, IF THE TERM HAS BEEN LESS THAN TWELVE (12) MONTHS AT THE TIME OF SUCH NOTICE, THEN SUCH AMOUNT SHALL EQUAL THE AGGREGATE AMOUNT PAYABLE BY THE RECIPIENT TO THE SUPPLIER HEREUNDER DURING THE TERM PLUS THE AMOUNT REASONABLY ANTICIPATED TO BE PAYABLE BY RECIPIENT FOR THE REMAINDER OF SUCH TWELVE MONTH PERIOD) IMMEDIATELY PRIOR TO RECEIPT OF NOTICE OF SUCH INDEMNIFICATION CLAIM.

13.6       Insurance.  The Supplier shall, during the Term and, to the extent the insurance is issued on a “claims made” basis, for two (2) years thereafter, obtain and maintain at its own cost and expense from a reputable insurer(s), product liability insurance for claims arising out of any defect, alleged or otherwise, of the Supplied Product or its use, design or Manufacture, or any material incorporated into the Supplied Product.  Such product liability insurance shall include Buyer as an additional insured, and the terms and conditions (including limits) of such product liability insurance shall be commercially reasonable in Seller’s view (in view of market standards).

ARTICLE XIV
TERM AND TERMINATION

14.1       Term.  The term of this Agreement shall continue unless terminated in accordance with Section 14.2 until the date on which the last to expire of all of the Licensed Patents (as defined in the IP Licence Agreement) and Patents that claim or otherwise cover the Products in the United States expire (as defined in the IP License Agreement) (the “Initial Term”).  Upon expiry of the Initial Term, this Agreement may be renewed for successive two (2)-year periods (each, a “Renewal Term”); provided that (i) either Party delivers to the other Party a written proposal to renew no later than six (6) months prior to the expiration of the Initial Term or then-current Renewal Term, and (ii) the other Party confirms its acceptance of such renewal in writing.

14.2       Termination.

(a)          Termination for Material Breach. Each Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its material obligations under this Agreement and fails to cure the material breach within one hundred twenty (120) days of written notice; provided that if the Parties determine that a material breach is capable of being cured but requires more than one hundred twenty (120) days to cure, the Parties shall negotiate in good faith an extension of the cure period.  For the avoidance of doubt, termination under this Section 14.2(a) does not limit either Party from pursuing other rights or remedies available to it.

(b)          Termination of the IP Licence Agreement.  This Agreement shall immediately automatically terminate upon termination of the IP Licence Agreement, in accordance with Section 8.3 of such IP License Agreement.

14.3      Survival.  The Parties agree that (i) Article I, Section 2.3, Section 4.2(c), Article X, Article XI, Section 12.1, Article XIII, this Section 14.3, Section 14.4 and Article XVI shall survive the termination or expiration of this Agreement.  In addition, the other applicable provisions of Article V shall survive to the extent required to make any payments accrued prior to the date of termination or expiration.  Nothing herein shall release any Party from any liability for any breach of any commitment, obligation or agreement that was committed prior to such termination.

14.4        Consequences of Termination.

(a)        Upon expiration or termination of this Agreement with respect to each Supplied Product, the Supplier shall manufacture and ship, and the Recipient shall purchase from the Supplier, all quantities of such Supplied Products for which Purchase Orders have been placed through the date of such expiration or termination of this Agreement with respect to such Supplied Products (provided that such Supplied Products do not have any Defects) (the “Remaining Supplied Products”).  For clarity, acceptance by the Supplier of Purchase Orders for, or the sale of, such Supplied Products after delivery of a termination notice or expiration or termination of this Agreement with respect to such Supplied Products shall not be construed as a renewal or extension of this Agreement or any other Transaction Document or as a waiver of termination thereof.  Termination or expiration of this Agreement, in part or in its entirety, for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration. If this Agreement expires pursuant to Section 14.1, the Supplier shall have ninety (90) days to sell off the Remaining Supplied Products in the Territory.

(b)        Upon the expiration or termination of this Agreement, the Receiving Party shall, and shall instruct any Affiliate or Third-Party service provider who is in possession of Confidential Information to, return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party) and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place.  Notwithstanding the foregoing, the Receiving Party may retain a copy of the Confidential Information to the extent required by applicable Law and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Receiving Party shall maintain the confidentiality of each of the foregoing.

ARTICLE XV
FORCE MAJEURE

15.1      Force Majeure.  No liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties (the “Affected Party”) to this Agreement to the extent that such delay or non-performance is caused by a Force Majeure Event.  “Force Majeure Event” means an event that is beyond a non-performing Party’s reasonable control, including (a) acts of God, war, riots, civil commotion, terrorist acts; (b) strikes, labor disputes, unavailability of labor, lock-outs or other industrial or labor disturbances, in each case, except to the extent caused by the Supplier’s gross negligence or willful misconduct; (c) pandemics, governmental quarantines or natural disasters.  The Parties expressly acknowledge and agree that a Force Majeure Event shall not include a general decline in the economy as a whole or a downturn in the sales of the Supplied Product.  The Affected Party shall, as soon as reasonably possible, and in any event within five (5) Business Days of the occurrence of the Force Majeure Event, give written notice to the other Party stating the nature of the Force Majeure Event, its effects on the Affected Party’s ability to perform its duties and/or obligations under this Agreement, the anticipated duration of such Force Majeure Event, and any action being taken to avoid or minimize its effect.  If the Supplier, as the Affected Party, has knowledge that, or the Supplier reasonably believes that such Force Majeure Event is likely to result in an Inability to Supply, the Supplier shall also include in such written notice to the Recipient, as the non-Affected Party, the underlying reasons for the Inability to Supply, proposed remedial measures, the date that the Inability to Supply is expected to end, and the amount of Supplied Product to be allocated to the Recipient.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Affected Party shall take all steps as are reasonable, without being obligated to incur any material expenditure or cost, to remedy its inability to perform, and applicable fees shall be equitably reduced on a pro rata basis during any period of non-performance; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the non-Affected Party to exercise its rights under this Agreement.

ARTICLE XVI
 MISCELLANEOUS

16.1       Order of Precedence.  Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.  In the event of any inconsistency between this Agreement and any Consent Agreement, such Consent Agreement shall control.

16.2      Relationship of Parties.  This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates.  Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

16.3       Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 16.3.

(b)        This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(c)        With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 16.7.  Nothing in this Section 16.3(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.3(d).

16.4       Entire Agreement.  This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

16.5       No Third-Party Beneficiaries.  This Agreement, together with the Exhibits and Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

16.6       Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

16.7       Notices.  All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email.  All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 16.7:

If to the Supplier:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention:	Alane Barnes, Chief Legal Officer
Email:	abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	Stephen.Arcano@skadden.com; AnnBeth.Stebbins@skadden.com

If to the Recipient:

c/o Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15
20143 Milano MI, Italy
Attention:	Bruno Sacchi; Antonino Grimaldi
Email:	B.Sacchi@neogen.it; a.grimaldi@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Armando Diaz 2,
20123 Milano, Italy
Attention:	Michael Immordino; Elena Ruggiu
Email:	Michael.Immordino@whitecase.com; elena.ruggiu@whitecase.com

16.8       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Recipient without the prior written consent of the Supplier; provided, however, that the Recipient may, without the Supplier’s consent, assign or transfer this Agreement to an (a) Affiliate or (b) in whole to a successor in interest in connection with a merger provided that such person assumes all rights and obligations hereunder.  Any purported assignment without such consent shall be null and void ab initio.  The Supplier may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Recipient’s consent.  This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

16.9       Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Supplier and the Recipient, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)        No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

16.10     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

16.11     Counterparts.  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

16.12    Affiliates.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

16.13    No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

16.14      Construction.

(a)         The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed by their respective duly authorized representatives as of the date first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Name:	Jon P. Stonehouse
Title:	Chief Executive Officer

BIOCRYST IRELAND LIMITED

By:	/s/ Kevin Greaney
Name:	Kevin Greaney
Title:	Director of European Legal